EXHIBIT B

January 31, 2001

VIA FACSIMILE
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Daniel M. Lewis, Esq.
Arnold & Porter
555 Twelfth Street, N.W.
Washington, D.C. 20004-1202

Dear Mr. Lewis:

We have received the draft term sheet sent by your office yesterday. The agreement in principle between CIF and your clients referred to in my letter to Dynex of January 29, 2001 is obviously no longer extant. We will get back to you shortly with our response to the new term sheet.

Very truly yours,
California Investment Fund, LLC


/s/ Michael R. Kelly
Michael R. Kelly
Managing Member